Exhibit 99.(n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-229782 on Form N-2 of our report dated November 27, 2024, relating to the consolidated financial statements and financial highlights of CIM Real Assets & Credit Fund (the “Fund”) appearing in Form N-CSR of the Fund for the year ended September 30, 2024, and to the references to us under the headings "Financial Highlights", and “Senior Securities” in the Prospectus, and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Los Angeles, California
January 27, 2025